Exhibit 99.1

Novan Reports Full Year 2022 Financial Results and Provides
Corporate Update

– Berdazimer gel, 10.3% (SB206) assigned PDUFA goal date of January 5, 2024 –

– Strong year-over-year prescription growth across three promoted products,
RHOFADE, WYNZORA and MINOLIRA –

– Company to host conference call today at 8:30 a.m. ET –

DURHAM, N.C. – March 30, 2023 – Novan, Inc. (“the Company” or “Novan”) (Nasdaq: NOVN), today announced its financial and operating results for the full year ended December 31, 2022 and provided a corporate update. The Company will host a conference call and webcast, today, March 30, 2023, at 8:30 a.m. ET (details below).

“We have made considerable progress across all fronts over the past twelve months, which I believe sets the foundation for the future of Novan. Most notably, we submitted our New Drug Application (NDA) with the U.S. Food and Drug Administration (FDA) for our lead product candidate, berdazimer gel, 10.3% (SB206), we received our PDUFA goal date of January 5, 2024, and we acquired and have integrated the revenue-generating infrastructure of our commercial business. These have been monumental milestones for Novan,” commented Paula Brown Stafford, President and Chief Executive Officer. “We are excited to be in the FDA review process, and for our commercial business to have delivered significant year-over-year prescription growth across our promoted product portfolio. We are laser-focused on obtaining the additional funds necessary to get to a potential approval and launch of berdazimer gel, 10.3% (SB206), including evaluating potential strategic opportunities, while at the same time conserving cash by delaying or deferring certain R&D, commercial and SG&A costs.”
Recent Financing Activity
•In March 2023, Novan entered into a securities purchase agreement with an institutional investor and closed a $6.0 million registered direct offering.
•In late December 2022, the Company entered into an exclusive license agreement with Sato Pharmaceutical Co., Ltd. (“Sato”), granting Sato the right to develop, manufacture and market RHOFADE for rosacea in the Japan territory. This agreement included an upfront payment of $5.0 million received by the Company in January 2023.
•In early December 2022, the Company entered into a $15.0 million accounts receivable-backed factoring facility, which provides working capital in an amount that is up to 70% of the commercial business’s gross eligible receivables.
Summary of Financial Results for the Full Year 2022
•As of December 31, 2022, Novan had a total cash and cash equivalents balance of $12.3 million.

•Novan reported total revenue of $23.7 million and $3.0 million for the year ended December 31, 2022 and 2021, respectively.
•Net product revenues for the year ended December 31, 2022 were $15.8 million, which represented the sales of medical dermatology products, including RHOFADE, WYNZORA, and MINOLIRA.
•License and collaboration revenues were $7.8 million and $2.8 million for the year ended December 31, 2022 and 2021, respectively.
•Cost of goods sold was $7.4 million for the year ended December 31, 2022, and includes the direct costs attributable to product revenue and any licenses of the Company’s commercial products.
•Research and Development expenses were $16.0 million for the year ended December 31, 2022, compared to $20.4 million for the year ended December 31, 2021. The net decrease of $4.4 million was primarily related to a $4.6 million net decrease in the SB206 program, partially offset by a $0.2 million increase in other research and development expenses.
•Selling, general and administrative expenses were $34.1 million for the year ended December 31, 2022, compared to $12.3 million for the year ended December 31, 2021. The increase of $21.8 million was primarily due to (i) $13.7 million of expenses during the year ended December 31, 2022, incurred to support the conduct of our commercial operations acquired during the year, (ii) $4.7 million of transaction- and integration-related expenditures incurred in connection with the acquisition of EPI Health, LLC (“EPI Health”), (iii) a $1.1 million increase in support costs related to the SB206 prelaunch strategy and commercial preparation, and (iv) an approximate $2.3 million increase in facility and deprecation, personnel, and other general and administrative costs.
•Total other income, net was $2.9 million for the year ended December 31, 2022, which was primarily comprised of a $4.3 million gain on debt extinguishment related to the promissory note issued in March 2022 in connection with the EPI Health acquisition, partially offset by $1.4 million of interest expense incurred prior to the settlement of that promissory note in July 2022.

•Novan reported total net loss of $31.3 million and $29.7 million for the year ended December 31, 2022 and 2021, respectively.

The EPI Health acquisition closed on March 11, 2022, and the post-acquisition operating results of EPI Health are reflected within the results included in this press release for the year ended December 31, 2022.

Medical Dermatology Commercial Product Portfolio Update

Total prescription activity for fourth quarter and full year 2022:

•RHOFADE® (oxymetazoline hydrochloride)
▪33% growth in 2022 compared to 2021;

▪25% growth in fourth quarter 2022 compared to fourth quarter 2021; and
▪8% growth in fourth quarter 2022 compared to third quarter 2022.

•WYNZORA® (calcipotriene and betamethasone dipropionate)
▪309% growth in 2022 compared to 2021, due in part to timing of product launch in the United States;
▪46% growth in fourth quarter 2022 compared to fourth quarter 2021; and
▪1% decrease in fourth quarter 2022 compared to third quarter 2022.

•MINOLIRA™ (minocycline hydrochloride)
▪61% growth in 2022 compared to 2021;
▪68% growth in fourth quarter 2022 compared to fourth quarter 2021; and
▪13% decrease in fourth quarter 2022 compared to third quarter 2022.

“We experienced strong year-over-year performance across our portfolio of promoted products in 2022. Accounting for challenges with gross-to-net adjustments affecting gross margins, during the fourth quarter of 2022, we remain encouraged by revenue performance and are dedicated to building momentum,” commented John Donofrio, Executive Vice President, Chief Operating Officer of Novan.
Medical Dermatology Research & Development Update

In January 2023, the Company announced its NDA submission to the FDA for berdazimer gel, 10.3% (SB206) as a treatment for molluscum contagiosum (“molluscum”). The NDA has been accepted for filing and is currently under review with an assigned PDUFA goal date of January 5, 2024.

There are currently no FDA-approved prescription drug treatment options for molluscum. The active ingredient, berdazimer sodium, is a new chemical entity that releases nitric oxide and has demonstrated anti-viral activity. The Company believes that if approved, berdazimer gel, 10.3% would be the first FDA-approved, effective and safe topical treatment indicated for molluscum with the convenience of self-application.

Novan also continues to progress the prelaunch strategy and commercial preparations for berdazimer gel, 10.3% (SB206), if approved. Novan is now equipped with the commercial infrastructure necessary to bring berdazimer gel, 10.3% (SB206) to market, if approved. This infrastructure includes highly experienced sales and marketing teams, supply chain capabilities, market access and medical affairs personnel and a network of related partners. The combined organization positions the Company as a fully integrated pharmaceutical company with capabilities across drug development and commercialization with a proven product portfolio across multiple disease states within Dermatology.

Conference Call and Webcast

Novan management will host a conference call and webcast presentation for investors, analysts, and other interested parties today, Thursday, March 30th, 2023, at 8:30 AM ET.

Interested participants and investors may access the conference call by dialing (833) 630-1956 (domestic) or (412) 317-1837 (international) and referencing the Novan, Inc. Conference Call.

The live webcast will be accessible on the Events page of the Investors section of the Novan website, novan.com, and will be archived for 90 days.

About Novan

Novan, Inc. is a medical dermatology company focused on developing and commercializing innovative therapeutic products for skin diseases. Our goal is to deliver safe and efficacious therapies to patients, including developing product candidates where there are unmet medical needs. Novan has a robust commercial infrastructure across sales, marketing, and communications, as well as fully dedicated market access and pharmacy relation teams, promoting products for plaque psoriasis, rosacea and acne. The U.S. Food and Drug Administration (“FDA”) accepted for filing Novan’s New Drug Application (“NDA”) seeking approval for berdazimer gel, 10.3% (SB206) for the treatment of molluscum contagiosum. The Company also has a pipeline of potential product candidates using its proprietary nitric oxide-based technology platform, NITRICIL™, to generate new treatments for multiple indications.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “believe,” “expect,” “target,” “anticipate,” “may,” “plan,” “potential,” “will,” “look forward to” and similar expressions, and are based on the Company’s current beliefs and expectations. These forward-looking statements include, but are not limited to, statements related to the potential FDA approval and the timing thereof of the Company’s NDA for berdazimer gel, 10.3% (SB206) for molluscum, the therapeutic value and benefits of the Company’s promoted products, the potential therapeutic value and benefits of the Company’s Nitricil™ platform technology and its product candidates, the potential market opportunity for the Company’s product candidates and promoted products, and the Company’s efforts to extend its cash runway. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the Company’s expectations, including, but not limited to, risks related to the regulatory approval process, which is lengthy, time-consuming and inherently unpredictable, including the risk that the FDA will not agree with the Company’s approach in its NDA submission for berdazimer gel, 10.3% (SB206) for molluscum or any future NDA submission, that the Company’s product candidates may not be approved or that additional studies may be required for approval or other delays may occur, that the Company may not have sufficient quantities of drug substance and/or drug product to support regulatory submissions and that the Company may not obtain funding sufficient to extend its cash runway beyond the latter part of the second quarter of 2023 or to complete the regulatory or development process of any of its product candidates; the Company’s limited experience as a company in obtaining regulatory approvals for and launching products developed internally and its ability to recruit and retain qualified personnel and key talent; changes in the size and nature of the market for the Company’s product candidates and promoted products, including potential competition, patient and payer perceptions and reimbursement determinations; the Company’s ability to grow revenues and reduce costs related to promoted products and the risks that past performance may not be indicative of future performance; risks and uncertainties in the Company’s ongoing or future product development activities and preclinical studies, which may not prove successful in demonstrating proof-of concept, or may show adverse toxicological findings, and even if successful may not necessarily predict that subsequent clinical trials will show the requisite safety and efficacy of the Company’s product candidates, or that any of the Company’s product candidates, if approved, will continue to demonstrate requisite safety and efficacy following their commercial launch; any operational or other disruptions as a result of the COVID-19 pandemic and related or unrelated constraints on the global workforce; risks related to the manufacture of raw materials and finished drug product, such as supply chain disruptions or delays, price increases, failure to transfer technology and processes to third parties effectively or failure of those third parties (or the Company in connection with the Company’s facility) to obtain approval of and maintain compliance with the FDA or comparable regulatory authorities; the Company’s reliance on arrangements with third parties to support its operations and its development, manufacturing and commercialization efforts and the risk that such parties will not successfully carry out their contractual duties or meet expected deadlines; the Company’s ability to obtain additional funding or enter into strategic or other business relationships necessary or useful for the further development or commercialization of the Company’s product candidates and the operation of its business on terms that are acceptable to the Company or at all or if such relationships or transactions are unsuccessful or the Company is unable to realize the potential economic benefits of such relationships or transactions; and other risks and uncertainties described in the Company’s annual report filed with the Securities and Exchange Commission on Form 10-K for the twelve months ended December 31, 2022, and in the Company’s subsequent filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release, and the Company disclaims any intent or obligation to update these forward-looking statements to reflect events or circumstances after the date of such statements, except as may be required by law.
INVESTOR AND MEDIA CONTACT:
Jenene Thomas
JTC Team, LLC
833-475-8247
NOVN@jtcir.com

NOVAN, INC.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(unaudited)
(in thousands, except share and per share amounts)

	Year Ended December 31,
	2022	2021

Net product revenues	15,796	—
License and collaboration revenue	7,813	2,822
Government research contracts and grants revenue	73	136
Total revenue	23,682	2,958
Operating expenses:
Cost of goods sold	7,379	—
Research and development	15,990	20,416
Selling, general and administrative	34,103	12,343
Amortization of intangible assets	1,600	—
Change in fair value of contingent consideration	(1,160)	—
Impairment loss on long-lived assets	—	114
Total operating expenses	57,912	32,873
Operating loss	(34,230)	(29,915)
Other income (expense), net:
Interest income	53	13
Interest expense	(1,452)	—
Gain on debt extinguishment	4,340	956
Other expense	(22)	(746)
Total other income (expense), net	2,919	223
Net loss and comprehensive loss	$(31,311)	$(29,692)
Net loss per share, basic and diluted	$(1.42)	$(1.74)
Weighted-average common shares outstanding, basic and diluted	22,019,679	17,065,932
NOVAN, INC.
Selected Condensed Consolidated Balance Sheet Data
(unaudited)
(in thousands)

	December 31, 2022	December 31, 2021
Cash and cash equivalents	$12,316	$47,085
Total current assets	42,368	54,130
Total assets	90,330	68,960
Total current liabilities	46,398	11,150
Total liabilities	85,725	50,641
Total stockholders’ equity	4,605	18,319
Total liabilities and stockholders’ equity	$90,330	$68,960

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